State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 11/15/2019
FILED 10:00 AM 11/15/2019
SR 20198105689 - File Number 7705860

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is VININGS HOLDINGS, INC.

Second: Its registered office in the State of Delaware is to be located at 1201 Orange St., Suite 600, One Commerce Center in the City of Wilmington. County of New Castle, Zip Code 19801. The registered agent in charge thereof is Agents and Corporations, in County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Seven Hundred Sixty Million (760,000,000); Seven Hundred Fifty Million shares (750,000,000) of which are designated as Common Shares, $0.0001 par value per share, and Ten Million (10,000,000) of which are designated as Preferred Stock, $0.0001 par value, which may be subdivided into various Classes or Series with Rights, Privileges and Preferences to be hereafter determined and designated by the Board of Directors, by filing a Certificate of Designation for each separate Class or Series,

Fifth: The name and mailing address of the incorporator are as follows:
Name: Erik S. Nelson
Mailing Address 2030 Powers Ferry Road SE, Suite 212
Atlanta, GA ________ Zip Code 30339

I, The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of November, A.D. 2019.

BY: E.S. Nelson
Incorporator

NAME: Erik S. Nelson